As filed with the Securities and Exchange Commission on May 10, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTWOOD HOLDINGS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2969997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Crescent Court, Suite 1200

Dallas, Texas 75201

(Address of Principal Executive Offices) (Zip Code)

Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan

(Full title of the plan)

Brian O. Casey

Chief Executive Officer

Westwood Holdings Group, Inc.

200 Crescent Court, Suite 1200

Dallas, Texas 75201

(214) 756-6900

(Name, address and telephone number, including area code, of agent for service)

Copies to:

John B. McKnight, Esq.

Locke Liddell & Sapp LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

(214) 740-8000

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	1,000,000 shares	$19.72	$19,720,000	$2,110.04

(1)	The securities to be registered include an aggregate of 1,000,000 shares of Westwood Holdings Group, Inc. (the “Company”) common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan (the “Plan”). The Plan has recently been amended to increase the number of shares of Common Stock issuable under the Plan. The additional shares of Common Stock issuable under the Plan are being registered by this Registration Statement.
(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement shall also cover such indeterminable number of additional shares of Common Stock as may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends, mergers or combinations or similar events.
(3)	The offering price per share, aggregate offering price and registration fee have been calculated in accordance with paragraphs (c) and (h)(1) of Rule 457 promulgated under the Securities Act of 1933, based on the average high and low sales prices for the Common Stock reported on the consolidated reporting system of the New York Stock Exchange on May 8, 2006 (which is within five business days prior to the filing of this Registration Statement), which was $19.72 per share.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Registration of Additional Securities

Pursuant to this Registration Statement, Westwood Holdings Group, Inc. (the “Company” or the “Registrant”) hereby registers 1,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), for issuance under the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan (the “Plan”). This registration of 1,000,000 shares of Common Stock will increase the number of shares registered for issuance under the Plan to an aggregate of 1,948,100 shares of Common Stock, subject to adjustment as provided in the Plan.

Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Company’s Registration Statement on Form S-8, Registration No. 333-98841, filed with the Securities and Exchange Commission on August 28, 2002. Pursuant to General Instruction E of Form S-8, all information that has been incorporated from the original registration statement is not repeated in this Registration Statement.

ITEM 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

(i)	Annual Report on Form 10-K for the year ended December 31, 2005, filed February 24, 2006;

(ii)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed April 27, 2006;

(iii)	Current Reports on Form 8-K filed February 7, 2006, February 8, 2006, February 27, 2006 and April 27, 2006; and

(iv)	The description of the Registrant’s capital stock contained in the Registration Statement on Form 10 (Amendment No. 5) filed on June 6, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the Securities and Exchange Commission pursuant to Items 2.02, 7.01 or 9.01 of Form S-K.

ITEM 8. Exhibits.

Exhibit Number	Description

4.1†	Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan.

5.1†	Opinion of Locke Liddell & Sapp LLP.

23.1†	Consent of Counsel (included in opinion filed as Exhibit 5.1).

23.2†	Consent of Deloitte & Touche LLP.

24.1†	Power of Attorney (see signature page).

†	Filed herewith.

ITEM 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to applicable law, the Registrant’s Certificate of Incorporation, Bylaws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 9th day of May, 2006.

WESTWOOD HOLDINGS GROUP, INC.

By:	/s/ Brian O. Casey
Brian O. Casey
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Brian O. Casey and William R. Hardcastle, Jr., and each of them, as his attorney-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian O. Casey Brian O. Casey	Chief Executive Officer, President and Director (principal executive officer)	May 9, 2006

/s/ William R. Hardcastle, Jr. William R. Hardcastle, Jr.	Chief Financial Officer (principal financial officer)	May 9, 2006

/s/ Craig Whitten Craig Whitten	Treasurer and Controller (principal accounting officer)	May 9, 2006

/s/ Susan M. Byrne Susan M. Byrne	Chairman of the Board of Directors and Chief Investment Officer	May 9, 2006

/s/ Tom C. Davis Tom C. Davis	Director	May 9, 2006

/s/ Richard M. Frank Richard M. Frank	Director	May 9, 2006

/s/ Frederick R. Meyer Frederick R. Meyer	Director	May 9, 2006

/s/ Jon L. Mosle, Jr. Jon L. Mosle, Jr.	Director	May 9, 2006

/s/ Raymond E. Wooldridge Raymond E. Wooldridge	Director	May 9, 2006

INDEX TO EXHIBITS

Exhibit Number	Description

4.1†	Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan.

5.1†	Opinion of Locke Liddell & Sapp LLP.

23.1†	Consent of Counsel (included in opinion filed as Exhibit 5.1).

23.2†	Consent of Deloitte & Touche LLP.

24.1†	Power of Attorney (see signature page).

†	Filed herewith.